Execution Copy


                            ASSET PURCHASE AGREEMENT
                            ------------------------

     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is entered into as of this 3rd day of May, 2004, by and among REHABCARE GROUP, INC., a Delaware corporation ("Parent"), PHASE 2 CONSULTING, INC., a Delaware corporation and wholly-owned subsidiary of Parent ("Buyer"), PHASE 2 CONSULTING, INC., a Utah corporation ("Seller") and each of JOHN H. SHORT, PETER F. SINGER and HOWARD W. SALMON ("Shareholders").

                                    RECITALS
                                    --------

     WHEREAS, Shareholders own 100% of the issued and outstanding capital stock of Seller; and

     WHEREAS, Seller is in the business of providing healthcare management and economic consulting to healthcare organizations, physician practices and long term care and behavioral health providers and specializes in strategic planning, clinical operations and productivity improvement, business planning, market and financial feasibility studies and market research and analysis (the "Business"); and

     WHEREAS, Seller and Shareholders desire to sell, assign, convey and transfer to Buyer, and Buyer desires to acquire from Seller and Shareholders, certain of Seller's assets associated with the Business pursuant to the terms and conditions of this Agreement; and

     WHEREAS,   each  of  the  parties  hereto  desires  to  set  forth  certain representations, warranties, covenants and indemnity obligations, and to establish certain closing conditions, made to induce the other to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

     NOW, THEREFORE, in consideration of the premises, the covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1
                                   ---------

                           SALE AND PURCHASE OF ASSETS
                           ---------------------------

1.1   Description of Purchased Assets; Closing.
      ----------------------------------------

(a) At the Closing on the Closing Date (each term as defined in Section 3.1 hereof), subject to the terms and conditions set forth in this Agreement, Seller shall sell to Buyer, and Buyer shall purchase from Seller, only those assets of Seller, tangible or intangible, wherever located, used in the conduct of the Business, which are set forth in this Section 1.1(a), free and clear of all liens, mortgages, security interests and encumbrances (collectively, the "Purchased Assets"):

     (i) All right, title and interest of Seller in and to all client accounts and client contracts existing in connection with the Business which are set forth on Schedule 1.1(a)(i), including, but not limited to, all claims and rights under such client contracts, written and oral, all claims and rights relating to such clients served by Seller in the Business but not under written contracts, all client lists, records, computer records and other similar data relating to such client accounts (collectively the "Client Contracts" and the Business clients the "Client Accounts");

     (ii) Subject to any required consents, all right, title and interest in and to all Leases (as defined in Section 4.4(b)) of real and personal property set forth on Schedule 1.1(a)(ii) attached hereto, together with all deposits relating thereto;

     (iii)All property and equipment and other tangible personal property used or usable by Seller in the Business which are set forth on Schedule 1.1(a)(iii), including, without limitation, leasehold improvements, furniture, furnishings, machinery, equipment, vehicles, office supplies, together with all manuals, records, written warranties, licenses and similar documents and rights relating thereto;

     (iv) All right, title and interest in and to all written bids, sales orders, purchase orders, sales contracts, supply contracts and other contract rights, oral or written, of Seller related to the Business which are set forth on Schedule 1.1(a)(iv) attached hereto (collectively, the "Assumed Contracts");

     (v) All accounts receivable, net of reserves for bad debt, with current active clients arising from transactions of Seller in the Business outstanding as of the Closing Date and those billed after the Closing Date for services rendered by Seller prior to the Closing Date whether such accounts receivable have been fully reserved for as uncollected accounts receivable or written off as uncollectible accounts (the "Accounts Receivable");

     (vi) All right, title and interest of Seller in and to the following intellectual property used in the Business: (i) all patents, trademarks, service marks, artwork designs, trade dress, logos, trade names, including the trade name "Phase 2 Consulting," and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith and all applications, registrations and renewals in connection therewith, (ii) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, and
          (iii) all trade secrets and confidential business information (including technical data, know-how, mailing lists, customer files and account histories, customer and supply lists, pricing and cost information and business and marketing plans and proposals) which are set forth on Schedule 1.1(a)(vi) attached hereto (collectively, the "Intellectual Property");

     (vii)All files, books and records (including computer records) of Seller relating to the foregoing items; and

     (viii) The Business as a going concern, including all goodwill thereof.

(b) Excluded Assets. Notwithstanding the provisions of Section 1.1(a), Buyer shall not be entitled to purchase, nor shall Seller be required to sell, whether or not relating to the Business, any other asset of Seller, including without limitation, the following assets (collectively, the "Excluded Assets"):

     (i) Income and franchise tax returns, information returns, reports, elections and work papers of Seller (it being understood that upon request, Buyer shall have reasonable access to copies of any such documents relating to the Business subject to any applicable confidentiality obligations of Seller with respect to such documents imposed by applicable law), and any rights to income tax refunds and prepaid income taxes;

     (ii) Any right and interest of Seller in this Agreement and any other agreements and instruments to be executed by Seller in connection with the sale of the Purchased Assets and other transactions contemplated by this Agreement;

     (iii)Except  as  otherwise   provided  herein,  any  and  all  of  Seller's
          insurance policies, including all rights to coverage, all proceeds and all prepaid insurance under such policies;

     (iv) The cash, cash equivalents, investments and securities of Seller and accounts receivables of Seller not related to the Business (it being understood that Buyer is purchasing the Accounts Receivable as set forth in Section 1.1(a)(v));

     (v) All real property owned or leased by Seller and whether or not relating to the Business, except as specifically set forth in Section 1.1(a);

     (vi) All of Seller's rights and liabilities under the Verus stock purchase agreement, which shall include any subsequent investment in Verus by Seller;

     (vii)All contracts and agreements of Seller, whether or not relating to the Business, other than the Client Contracts and the Assumed Contracts set forth in Section 1.1(a);

     (viii) Seller's corporate seal, charter and minutes and stock record books;

     (ix) All motor vehicles owned or leased by Seller whether or not relating to the Business; and

     (x) All assets and rights of Seller, whether used in the Business or not, not set forth in Section 1.1(a).

1.2   Purchase Price.
      ---------------
The aggregate consideration to be paid by Buyer to Seller for the Purchased Assets shall be cash in the aggregate amount of Five Million and 00/100 Dollars ($5,000,000.00) (the "Purchase Price"), subject to adjustment as set forth in
Section 1.3, payable as follows:

(a) by delivery to Seller on the Closing Date the amount of $4,709,277.33 by wire transfer of immediately available funds pursuant to written wire transfer instructions provided to Buyer by Seller at least two (2) business days prior to the Closing Date; and

(b) by delivery to U.S Bank on the Closing Date the amount of $290,722.67 by wire transfer of immediately available funds pursuant to written wire transfer instructions provided to Buyer by U.S. Bank.

1.3   Purchase Price Adjustment for Closing Working Capital.
      ------------------------------------------------------

(a) Subject to the adjustments set forth below in this Section 1.3(a), Seller shall use its reasonable best efforts to have on the Closing Date, Working Capital (as defined in this Section 1.3(a)) in an amount equal to Eight Hundred Seventy-Four Thousand Dollars ($874,000.00) (the "Agreed Working Capital"). For purposes of this Section 1.3(a), the term Working Capital shall mean the amount by which the aggregate book value of Seller's current assets exceeds the aggregate book value of Seller's current liabilities, all as determined in accordance with United States generally accepted accounting principles as in effect on the date of this Agreement ("GAAP") applied on a consistent basis throughout the periods covered by such statements, except for the exclusion of deferred bonus and deferred partnership distribution liabilities, and consistent with the presentation in the balance sheet as of March 31, 2004 as attached hereto on Schedule 1.3(a) (the "Reference Balance Sheet"), but notwithstanding any provision of GAAP to the contrary, specifically including in Seller's current assets all work-in-process as of the Closing Date and specifically including in Seller's current liabilities the aggregate amount of all obligations of Seller under any long-term capital leases and specifically including in Seller's current assets any deposits associated with the management retreat. For purposes of determining Seller's current liabilities, in the event that the Closing shall occur on a date not the end of the month the amount of each expense historically accrued by Seller on a monthly or other non-daily basis, including any expense for Taxes, shall, notwithstanding any provision of GAAP to the contrary, be calculated by (i) dividing the aggregate amount of such historical monthly accrual by 30, and (ii) multiplying such per diem amount by the number of days expired in the month up to and including the Closing Date. To the extent, if any, that the Actual Working Capital (as defined in Section 1.3(b) below) is less than the Agreed Working Capital, Seller and/or Shareholders shall, within the earlier to occur of ninety (90) calendar days after the Closing or the final determination (as set forth in Section 1.3(c) below) of the Actual Working Capital, deliver to Buyer a check in the amount required to bring the Actual Working Capital up to the Agreed Working Capital level. In the event the Actual Working Capital exceeds the Agreed Working Capital, Buyer shall deliver a check to Seller in an amount equal to the Actual Working Capital in excess of the Agreed Working Capital within the same timeframe.

(b) Not more than 60 days after the Closing Date, Buyer shall prepare and deliver to Shareholders a balance sheet of Seller as of the Closing Date (the "Closing Balance Sheet") indicating, among other things, the Working Capital of Seller as of the Closing Date (the "Actual Working Capital"). Such Closing Balance Sheet shall be prepared consistent with the presentation in the Reference Balance Sheet and in accordance with GAAP, applied on a consistent basis throughout the periods covered by such statement, subject to the exceptions specifically set forth in Section 1.3(a). Seller and/or Shareholders shall have thirty (30) days after receipt of the Closing Balance Sheet to independently verify that the information contained thereon is both accurate and complete and to give written notice to Buyer of any discrepancies. Buyer shall cooperate with Seller and Shareholders during the verification period by providing documentation and other information which Seller or Shareholders may reasonably request to assist in verifying the information contained on the Closing Balance Sheet. The costs and expenses related to the preparation and verification of the Closing Balance Sheet as contemplated in this
     Section 1.3(b) shall be borne by the party incurring such costs or expenses.

(c) The parties shall in good faith attempt to resolve the discrepancies, if any, in the Closing Balance Sheet. Should the parties be unable to agree within five (5) days after the end of the verification period, then such dispute shall be submitted for resolution to the St. Louis office of a nationally recognized public accounting firm acceptable to the parties and the determination of such firm shall be binding upon the parties. Buyer and Shareholders shall direct such firm to render a determination on any submitted dispute within thirty (30) days after its retention. Buyer, on the one hand, and Shareholders, on the other, shall each pay one-half of such firm's fees and expenses in connection with such services.

1.4   Purchase Price Allocation.
      --------------------------
Following the Closing, Buyer and Seller agree to use their best efforts to allocate the Purchase Price between and among the Purchased Assets. Neither Buyer nor Seller shall take a position in any Return (as defined in Section 4.3), examination or other administrative or judicial proceeding relating to any Return, that is inconsistent with such allocation.

1.5   Further Assurances.
      -------------------
At any time and from time to time before and after the Closing, at the request of any party and without further consideration, each party promptly shall execute and deliver such instruments of sale, transfer, conveyance, assignment assumption and confirmation, and take such other action, as may be reasonably requested to more effectively carry out the intent of this Agreement.

                                   ARTICLE 2

                        ASSUMPTION OF CERTAIN LIABILITIES

2.1   Assumed Liabilities.
      --------------------
At the Closing, Seller shall assign, and Buyer shall assume and agree to pay, discharge or perform, as applicable, pre-closing liabilities to the extent that such liabilities are included in the Closing Balance Sheet as current liabilities, and those obligations and liabilities accruing after the Closing Date under the Client Contracts and Assumed Contracts transferred and validly assigned to Buyer in accordance with Section 1.1(a) hereof (collectively, the "Assumed Liabilities").

2.2   Excluded Liabilities.
      ---------------------
Notwithstanding the provisions of Section 2.1, Buyer shall not assume, and Seller shall remain liable for, any and all liabilities, obligations, claims and commitments of or against Seller which are not specifically set forth herein as being expressly assumed by Buyer (and regardless of whether set forth on any Schedule hereto), whether the same are known or unknown, existing, contingent upon future events or circumstances, accrued, funded, unfunded or otherwise (the "Excluded Liabilities"), including, without limitation:

(a) any Taxes (as defined in Section 4.3) imposed on Seller (including with respect to the Excluded Assets at any time) or relating to the Business (including the Purchased Assets) for any period (or portion thereof) ending on or prior to the Closing Date;

(b) any liability or obligation resulting from any formal or informal, written or unwritten, agreement with respect to employee compensation, severance pay, bonus, partner distributions, pension, retirement, profit sharing, health or medical benefit, welfare plan, or any other employee benefit or fringe benefit plan and any stock option arrangements, warrants or employment agreements for services for periods on or prior to the Closing Date;

(c) any liability or obligation relating to the Business or Purchased Assets arising out of any event or occurrence or a claim arising prior to the Closing Date;

(d)  any liabilities or obligations of Seller relating to the Excluded Assets;

(e) any liability or obligation of Seller arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including without limitation, fees and expenses of its counsel, accountants and other advisors;

(f)  any  liabilities  of Seller for  commissions  or fees owed to any finder or
     broker   retained  by  Seller  or   Shareholders  in  connection  with  the
     transactions contemplated hereby;

(g) any obligation, liability, injury or damage arising, accruing or existing prior to the Closing Date with respect to Seller's employees, including without limitation any matters arising under laws governing wages and hours, employment discrimination, sexual harassment, occupational safety and health, workers' compensation, the payment and withholding of employment taxes and any alleged violations of law;

(h) any liability of Seller or with respect to the Business for any violations of any law, regulation or rule to the extent arising from acts or omissions prior to the Closing Date, including, without limitation, applicable health care laws, rules and regulations, including those relating to the payment or receipt of illegal remuneration, including 42 U.S.C. ss.1395nn (the Stark Statute), 42 U.S.C. ss.1320a-7a, 42 U.S.C. ss.1320a-7b(a), 42 U.S.C.
     ss.1320a-7b(c) and any applicable state laws governing kickbacks and matters similar to such federal statutes (collectively, the "Fraud and Abuse Laws"); and

(i) any liability that represents amounts owed by Seller that are past due or contractually due on or prior to the Closing Date, including any amounts owing by Seller under any of the Client Contracts on or prior to Closing.

                                   ARTICLE 3
                                   ---------

                            CLOSING AND CLOSING DATE
                            ------------------------

3.1   Closing.
      --------
The closing ("Closing") of the sale of the Purchased Assets and other transactions contemplated by this Agreement shall take place at the offices of Thompson Coburn LLP, One US Bank Plaza, St. Louis, Missouri 63101 commencing at 9:00 a.m., local time, on May 3, 2004 or on such other date ("Closing Date"), not later than June 30, 2004, or at such other place as Buyer and Seller mutually shall agree.

3.2   Simultaneous Closing.
      ---------------------
All actions taken at the Closing shall be deemed to be performed simultaneously and the Closing shall not be deemed to have occurred until all required actions of the parties pursuant to this Agreement have been performed. The parties shall deliver such additional documents and take such additional actions as may reasonably be deemed necessary to complete the transactions contemplated by this Agreement.

                                   ARTICLE 4
                                   ---------

            REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDERS
            ---------------------------------------------------------

     Seller and Shareholders hereby jointly and severally represent and warrant to Buyer on the date of this Agreement, and again on and as of the Closing Date, as follows:

4.1   Status of Seller.
      -----------------

(a) Existence and Status. Seller is a corporation duly organized, entitled to conduct business and validly existing in good standing under the laws of the State of Utah.

(b) Articles of Incorporation and Bylaws of Seller. Attached to this Agreement as Exhibit A and Exhibit B, respectively, are copies of: (i) the original Articles of Incorporation of Seller and all amendments, restatements, articles of merger, or other filings with respect thereto, and (ii) the currently effective Bylaws of Seller. All amendments to, and articles of merger and other filings with respect to, the Articles of Incorporation of Seller were made in accordance with the Articles of Incorporation (as in effect before the amendment of the articles or filings with respect thereto), and the Bylaws and applicable law of Seller without violation of any preemptive rights, and Seller has otherwise complied with its Articles of Incorporation and Bylaws as in effect at the applicable time.

(c) Corporate Power of Seller. Seller has the power to own and lease the Purchased Assets and otherwise to conduct the Business as currently conducted.

(d) Ownership Interests. Seller has no subsidiaries or any equity securities of, investment in or loans or advances to any business enterprise or person or any agreements or commitments for such (other than trade terms extended to customers in the ordinary course of business), or is subject to any arrangement that could be treated as a partnership for federal income tax purposes.

(e) Foreign Qualification. Schedule 4.1(e) lists the jurisdictions in which Seller is qualified to do business as a foreign corporation, and nothing (including the nature of or the manner in which Seller conducts its business, the character or location of the properties which Seller owns, leases or uses or the actions or location of employees or agents) either requires Seller to be qualified in any other jurisdiction or subjects Seller to any cost, restriction or penalty for failing to qualify.

(f)  Authorization.

     (i)  Seller and each  Shareholder  has the right,  power and  authority  to enter into this Agreement and each other agreement, instrument or other document contemplated hereunder (collectively, the "Other Agreements") to which they are a party, and to consummate the transactions contemplated by, and otherwise to comply with and perform their respective obligations under, this Agreement and each of the Other Agreements referred to herein;

     (ii) The execution and delivery by Seller of this Agreement and the Other Agreements to which it is a party, and the consummation by Seller of the transactions contemplated by, and other compliance with and performance of its obligations under, this Agreement and each of the Other Agreements, have been duly authorized by all necessary corporate action on the part of Seller in compliance with the Articles of Incorporation and Bylaws (each as amended) of Seller and applicable law; and

     (iii)This Agreement and each of the Other Agreements to which Seller and each Shareholder are parties, constitute the valid and binding agreement of Seller and each Shareholder, as the case may be, that are enforceable against Seller and each Shareholder, as the case may be, in accordance with its terms.

(g) Absence of Violations or Conflicts. Except as disclosed in Schedule 4.1(g), the execution and delivery of this Agreement and the Other Agreements by Seller and Shareholders and the consummation of the transactions contemplated by, or other compliance with or performance under, this Agreement and the Other Agreements do not and will not with the passage of time or giving of notice or both:

     (i) constitute a violation of, be in conflict with, constitute a default or require any payment under, permit a termination of, require any consent or approval under, or result in the creation or imposition of any lien, encumbrance or other adverse claim or interest upon any of the Purchased Assets under (A) any contract, agreement, commitment, undertaking or understanding to which any of the Purchased Assets are subject or bound, (B) any judgment, decree or order of any governmental authority to which Seller, any of Shareholders or any of the Purchased Assets are subject or bound, (C) any applicable law, or
          (D) any governing or applicable agreements, instruments or other documents to which Seller (including its Articles of Incorporation and Bylaws (each as amended)) is a party; or

     (ii) create, result in a Material Adverse Change (as defined in Section 4.2(c)(i)) to or cause the acceleration of the maturity of, any Assumed Liabilities.

(h) No Governmental Consents Required. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority on the part of Seller is required in connection with the execution or delivery of this Agreement, the Other Agreements or the consummation of the transactions contemplated by, or other compliance with or performance under, this Agreement or the Other Agreements.

4.2   Financial Matters.
      ------------------

(a) Seller Financial Statements. Copies of the unaudited financial statements of Seller as of and for the fiscal years ended December 31, 2003 and 2002 and the three months ended March 31, 2004 (all of which, including the notes thereto, are collectively referred to in this Agreement as the "Seller Financial Statements," with the balance sheet of Seller as of March 31, 2004 referred to separately as the "Seller Balance Sheet") are attached hereto as Schedule 4.2. Seller Financial Statements were prepared in accordance with the books and records of Seller and are complete and accurate in all material respects, fairly present the financial condition of Seller as of their respective dates and the results of operations of Seller for the respective periods then ended and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by such statements, except for the exclusion of deferred bonus and deferred partnership distribution liabilities.

(b) Absence of Undisclosed Liabilities. Except as and to the extent expressly reflected in Seller Financial Statements or reserved against in Seller Balance Sheet, there are no other liabilities of any nature relating to the Purchased Assets, whether accrued, direct, indirect, absolute, contingent, changing, known, unknown, determinable, indeterminable, liquidated, unliquidated or otherwise and whether due or to become due, relating to any existing or prior act, omission, condition or state of facts.

(c) Absence of Certain Changes. Since March 31, 2004, there has not been any activity with respect to Seller other than in the ordinary course of business and, without limiting the foregoing, there has not been:

     (i) any material adverse change in or loss to the Purchased Assets or the operations, liabilities, earnings, relationships with existing clients, business or condition (financial or otherwise) of the Business which have been or could reasonably be expected to be, individually or in the aggregate with other changes, materially adverse to the Business or the Purchased Assets (a "Material Adverse Change");

     (ii) any increase in the compensation payable by Seller to any officer of Seller or Retained Employee (as defined herein) other than routine increases made in the ordinary course of business consistent with past practice and not in excess of five percent (5%) of such Retained Employee's annual salary, or any bonus, incentive compensation, service award or other like benefit, granted, made or accrued, contingently or otherwise, to or for the credit of any of such officer or Retained Employee, or any employee welfare, pension, retirement or similar payment or arrangement made or agreed to by Seller in which any such officer or Retained Employee participates;

     (iii)any capital expenditure or commitment to make a capital expenditure with respect to the Purchased Assets (exclusive of expenditures for repair or maintenance in the ordinary course of business);

     (iv) any incurrence of any extraordinary loss or knowing waiver of any rights of value by Seller in connection with any aspect of the Business, whether or not in the ordinary course of business;

     (v) any cancellation, termination or amendment by Seller of any contract or agreement included in the Purchased Assets and to which Seller is a party or by which Seller is bound;

     (vi) any failure on the part of Seller to operate the Business in the ordinary course so as to preserve its business organization intact, including the services of Seller's present officers, professional staff and employees and the goodwill of Seller's suppliers, customers and others having business relations with Seller;

     (vii)any sale, assignment or transfer (including, without limitation, any collateral assignment or the granting or permitting of any lien, encumbrance or other claim) of any of the Purchased Assets other than in the ordinary course of business and consistent with past practices;

     (viii) any amendment, modification, waiver or cancellation of any debt owed to, or claim of, Seller, or settlement by Seller of any dispute involving any payment or other obligation due to or owed by Seller to be made or performed after the Closing Date which constitutes an Asset or an Assumed Liability; or

     (ix) any agreement by or commitment of Seller to do or permit any of the foregoing.

4.3   Taxes.
      ------
Notwithstanding anything in this Agreement to the contrary, this Section 4.3 shall not apply with respect to any Tax or Taxes (as such terms are defined in this Section 4.3) to the extent that from and after Closing, the Purchased Assets are not subject to a lien for such Tax or Taxes, and Buyer or its affiliates are not liable for such Tax or Taxes.

(a)  Definitions. For purposes of this Agreement:

     (i) the term "Code" shall mean the Internal Revenue Code of 1986, as amended. All citations to the Code or to the regulations promulgated thereunder shall include any amendments or any substitute or successor provisions thereto;

     (ii) the term "Returns" shall mean, collectively, all reports, declarations, estimates, returns, information statements, and similar documents relating to, or required to be filed in respect of, any Taxes; and

     (iii)the term "Taxes" shall mean (A) all income, net income, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, lease, service, service use, withholding, employment, payroll, excise, severance, transfer, documentary, mortgage, registration, stamp, occupation, environmental, premium, property, windfall, profits, customs, duties, and other taxes, fees, assessments or charges of any kind whatever, together with any interest, penalties and other additions with respect thereto, imposed by any federal, territorial, state, local or foreign government; and (B) any penalties, interest, or other additions to tax for the failure to collect, withhold, or pay over any of the foregoing, or to accurately file any Return; and the term "Tax" shall mean any one of the foregoing Taxes. When used with reference to specified persons (for example and without limitation, "Taxes of Seller"), the terms "Taxes" and "Tax" shall include only amounts of, or in respect of, Taxes for which such person is, or could become, liable in whole or part (including, without limitation, any obligation in connection with a duty to collect, withhold, or pay over any Taxes, any obligation to contribute to the payment of any Taxes determined on a consolidated, combined, or unitary basis, any liability as a transferee, or any liability as a result of any express or implied obligation to indemnify or pay the Tax obligations of another person).

(b) Returns Filed and Taxes Paid. Except as set forth on Schedule 4.3(b), Seller duly filed or caused to be filed, on or before the due date thereof (as appropriately extended) with the appropriate taxing authorities, all Returns that it is required to file, and each such Return (including any amendment thereto) is true, correct, and complete in all material respects. All Taxes of Seller due with respect to, or shown to be due on, each such Return (or amendment) or subsequent assessment with regard thereto, have been timely paid. There is no valid basis for the assessment of any deficiency with regard to any such Return and except as set forth on
     Schedule 4.3(b), there are no extensions of time to file which are pending. No other Taxes of Seller are due with respect to any taxable periods or portions of periods ending on or before the Closing Date. There are no liens, attachments, or similar encumbrances on any of the Purchased Assets of Seller with respect to any Taxes, other than liens for Taxes that are not yet due and payable. Seller has collected or withheld all Taxes that it is required to collect or withhold.

(c) Audit History and Other Proceedings. There are no pending or, to the Knowledge (as defined in Section 4.15(b)) of Seller and Shareholders, threatened (either in writing or verbally, formally or informally) audits, investigations, claims, suits or other proceedings for or relating to any material liability in respect of Taxes of Seller. No material deficiencies for Taxes of Seller have been claimed, proposed or assessed by any taxing or other governmental authority and there are no matters under discussion with any governmental authorities with respect to Taxes, that could result in any additional amount of Taxes of Seller and that could reasonably be expected to affect the Business or the Purchased Assets. No extension of a statute of limitations (whether arising by reason of a waiver, claim for refund, or otherwise) in respect of such Taxes is in effect and there are no requests for rulings or determinations in respect of Taxes of Seller pending with any governmental authority.

4.4   Title to and Condition of Purchased Assets.
      ------------------------------------------

(a)  Title to  Purchased  Assets.  Except as set forth on Schedule  4.4(a):  (i)
     Seller has good and marketable  title to all of the Purchased  Assets;  and
     (ii) none of the Purchased Assets is subject to any lien, claim or other encumbrance whatsoever, except (A) liens for taxes not yet due and payable,
     (B) liens shown and described in Seller Balance Sheet, (C) liens imposed by law and incurred in the ordinary course of business for obligations not yet due and payable to landlords, carriers, warehousemen, laborers, materialmen and the like, and (D) liens to secure repayment of the indebtedness of Seller under any of the Debt Instruments (as defined in Section 4.6(a) and more fully described on Schedule 4.6(a) hereto) (collectively, the "Permitted Liens").

(b)  Leases;  Subleases.  For  purposes  of this  Agreement,  "Lease"  means any written or oral lease, sublease or rental agreement (and any related contract and agreement) included as part of the Purchased Assets, and all amendments, modifications and supplements thereof and waivers and consents thereunder pursuant to which Seller leases, subleases or rents any real or personal property included in the Purchased Assets, either as lessor, lessee, landlord or tenant. Schedule 1.1(a)(ii) lists all Leases included in the Purchased Assets, except those which (i) can be canceled by Seller upon 30 or fewer days' notice without penalty or the acceleration of rentals, (ii) do not grant an option to purchase the leased property, and
     (iii) involve an annual rental of $15,000 or less. Schedule 1.1(a)(ii) describes all oral Leases required to be disclosed in Schedule 1.1(a)(ii), and true and complete copies of all written Leases required to be disclosed have been heretofore delivered to Buyer. With respect to each of the
     Leases: (A) neither Seller nor, to the best of Seller's and Shareholders' Knowledge, any other party is in default in connection with such Lease; (B) no act or event has occurred which, with notice or lapse of time or both, would constitute a default under such Lease with respect to Seller or, to the best of Seller's and Shareholders' Knowledge, any other party; (C) there is no basis for any claim of default under such Lease with respect to Seller or, to the best of Seller's and Shareholders' Knowledge, any other party; (D) Seller has not given or received any notice of cancellation or termination in connection with such Lease; (E) such Lease is the valid and binding agreement of Seller, and, to the best of Seller's and Shareholders' Knowledge, the other party thereto which is in full force and effect and is enforceable in accordance with its terms, except, with respect to such other party, to the extent that such enforceability may be limited by, or subject to: (i) the effect of any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors' rights generally; (ii) the availability of the remedies of specific performance or injunctive relief, which may be subject to the discretion of the court before which any proceeding for such remedies may be brought; and (iii) the exercise by any court of equitable judicial discretion before which any proceeding may be brought; (F) except as disclosed on Schedule 4.4(b), such Lease will not be affected by, or require the consent of or payment to any other party to avoid an event of default, an event of termination or other adverse effect with respect to such by reason of the transactions contemplated by this Agreement; and (G) such Lease is a "true" lease for federal income tax purposes.

(c) Adequacy; Condition. Except as set forth in Schedule 4.4(c): (i) the Purchased Assets are fit for use in the business of Seller as presently conducted; (ii) the Purchased Assets are in good repair and operating condition, normal wear and tear excepted, and structurally and mechanically sound, as applicable; (iii) Seller is in material compliance with all applicable  building,  zoning,  land use or other similar  statutes,  laws, ordinances, regulations, permits, health and safety codes or other requirements in respect of any of the Purchased Assets subject to a Lease (and Seller's current use of such properties does not constitute a nonconforming use) and Seller has not received any notice alleging such a violation; (iv) to the Knowledge of Seller and Shareholders, none of the Purchased Assets subject to a Lease has ever been used as a landfill or otherwise been used for the disposal, storage or treatment of any waste, trash, garbage, industrial by-product, chemical or hazardous substance of any nature; (v) Seller has not caused the installation of any of such property with asbestos insulation or any electrical equipment containing polychlorinated biphenyls and, to Seller's and Shareholders' Knowledge, none of the Purchased Assets subject to a Lease contains asbestos insulation or electrical equipment containing polychlorinated biphenyls; and (vi) to Seller's and Shareholders' Knowledge, there are no outstanding requirements or recommendations by fire underwriters or rating boards, any insurance companies or holders of mortgages or other security interests requiring or recommending any repairs or work to be done with reference to any of the Purchased Assets subject to a Lease.

(d) All Necessary Properties. The Purchased Assets (together with the intangible properties disclosed, or not required to be disclosed, pursuant to Sections 4.5 and 4.6 of this Agreement) constitute all of the properties which Seller uses in connection with the operation of the Business as presently conducted and the consummation of the transactions contemplated by this Agreement (provided that all consents relating to the Purchased Assets have been obtained) will not alter the rights or impair the ability of Seller to use such Purchased Assets in the conduct of the Business as it is now being conducted. 4.5 Intellectual Property; Patents; Trademarks, Trade Names. All Intellectual Property and all contracts, agreements, commitments, arrangements, undertakings and understandings relating to the use or license of technology, know-how or processes by Seller that are part of the Purchased Assets (the "Intellectual Property Licenses") are listed in Schedule 1.1(a)(vi). Except as disclosed in Schedule 4.5 with respect to all Intellectual Property that is included in the Purchased Assets; (a) Seller owns, or has the sole and exclusive right to use, all Intellectual Property, whether under Intellectual Property Licenses or otherwise, used in or necessary for the ordinary conduct of its business; (b) the consummation of the transactions contemplated by this Agreement will not alter or impair any such rights; and (c) no Intellectual Property owned, licensed or used by Seller, or Intellectual Property License of Seller is the subject of a lawsuit or any other proceeding, nor has any party challenged or, to Seller's and Shareholders' Knowledge, threatened to challenge Seller's respective right to use such Intellectual Property or Intellectual Property License or application for any of the foregoing; and, to Seller's and Shareholders' Knowledge, there is no basis for any such challenge.

4.6   Loans and Contracts.
      --------------------

(a) Indebtedness. Schedule 4.6(a) sets forth (i) a complete and accurate list or description of all instruments or other documents ("Debt Instruments") relating to any direct or indirect indebtedness for borrowed money of Seller, as well as indebtedness by way of capital leases, lease-purchase arrangements, guarantees, undertakings on which others rely in extending credit and all conditional sales contracts, chattel mortgages and other security arrangements with respect to personal property used or owned by Seller and (ii) a list of all loans of money to the respective officers, affiliates employees of Seller or Shareholders (specifically excluding travel and similar advances in the ordinary course of business).

(b)  Client Contracts; Client Accounts.

     (i) Seller has delivered to Buyer true, complete and accurate copies of all of the Client Contracts and Assumed Contracts. All Client Contracts and Assumed Contracts are legal, valid, binding, in full force and effect and enforceable against Seller, and, to the Knowledge of Seller and Shareholders, against each other party thereto. There does not exist under any Client Contract or Assumed Contract any violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder, on the part of Seller or, to the Knowledge of Seller and Shareholders, any other person. The enforceability of all Client Contracts and Assumed Contracts will not be affected in any manner by the execution, delivery or performance of this Agreement (except that any Client Contract and Assumed Contract assumed by Buyer may be enforceable by Buyer and not Seller), and no Client Contract or Assumed Contract contains any assignment or change in control or similar terms or conditions that will become applicable as a result of the consummation of the transactions contemplated by this Agreement; provided, however, it is understood that certain of the Client Contracts and/or Assumed Contracts may require the consent of the other parties thereto to assign the same, which consents Seller shall obtain prior to the Closing.

     (ii) Except as set forth on Schedule 4.6(b), no Client Account has materially delayed or decreased or terminated, or to Seller's or Shareholders' Knowledge, threatened to materially delay or decrease or terminate, or given notice of its intention to materially delay or decrease or terminate its usage of Seller's services.

     (iii)All consents (if they are required) from Seller's present customers needed to enable Buyer to assume the Client Contracts and the Assumed Contracts and continue the Business without interruption shall be received prior to the Closing. Only those Client Accounts listed on
          Schedule 4.6(b) hereto require consent before the assignment of their Client Contract.

(c) Insurance. All insurance policies of Seller now in force (including comprehensive general liability, personal and professional liability, comprehensive general casualty and extended coverage, automobile, boiler and machinery, fire and lightning, marine, endowment, life, and worker's compensation) ("Insurance Policies") are listed in Schedule 4.6(c), and such policies will be through Closing.

(d) Status. Except as disclosed on Schedule 4.6(d): (i) Seller has not assigned any of its rights or obligations under (and is not otherwise restricted for any reason from enjoying the full benefits under) any Intellectual Property License, Debt Instrument, Client Contract or Assumed Contract; (ii) neither Seller nor, to Seller's and Shareholders' Knowledge, any other party is in material default in connection with any Intellectual Property License, Debt Instrument, Client Contract or Assumed Contract; (iii) to Seller's and Shareholders' Knowledge, no act or event has occurred which, with notice or lapse of time or both, would constitute a material default under any Intellectual Property License, Debt Instrument, Client Contract or Assumed Contract; (iv) to Seller's and Shareholders' Knowledge, there is no basis for any claim of material default under any Intellectual Property License, Debt Instrument, Client Contract or Assumed Contract; (v) there is no outstanding notice of cancellation or termination received by Seller in connection with any Intellectual Property License, Debt Instrument, Client Contract or Assumed Contract; (vi) each Intellectual Property License, Debt Instrument, Client Contract and Assumed Contract is the valid and binding agreement of the parties thereto which is in full force and effect and is enforceable in accordance with its terms except, with respect to such other party, to the extent that such enforceability may be limited by, or subject to: (A) the effect of any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforceability of creditors' rights generally, (B) the availability of specific performance or injunctive relief, which may be subject to the discretion of the court before which any proceeding for such remedies may be brought, and (C) the exercise by any court of equitable judicial discretion before which any proceeding may be brought; and (vii) neither Seller nor any of Shareholders has received any communication proposing any termination, material amendment or change to any Intellectual Property License, Debt Instrument, Client Contract or Assumed Contract.

4.7   Officers and Managers; Employment Relationships. Schedule 4.7
      ------------------------------------------------ ------------
sets forth a true and complete list of all of the officers and managers of Seller, specifying their office and annual rate of compensation, and a true and complete list of employees of Seller as of the date of this Agreement, setting forth each such employee's title, compensation and date of hire. Schedule 4.7 sets forth Seller's policies and practices with respect to scheduling and eligibility of employee compensation increases and bonuses. All compensation increases and bonuses awarded by Seller during the twelve month period prior to the date hereof have been in compliance with such policies and practices.

4.8   Employee and Fringe Benefit Plans.
      ----------------------------------
Except as set forth in Schedule 4.8, Seller, with respect to employees, former employees or agents of Seller, does not maintain, is not required to contribute to and does not otherwise participate in (and has not since its inception maintained, contributed to or otherwise participated in) either: (i) any employee pension benefit plan ("Pension/Profit Sharing Plan"), any employee welfare benefit plan ("Welfare Plan") or any multi-employer plan ("Multi-Employer Plan") (as such terms are defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), including any pension, profit sharing, retirement, thrift, stock purchase or stock option plan; or (ii) any other compensation, welfare, fringe benefit or retirement plan, program, policy, understanding or arrangement of any kind whatsoever, whether formal or informal, providing for benefits for or the welfare of any or all of the current or former employees or agents of Seller or their beneficiaries or dependents.

     True and complete copies of the following documents with respect to the plans set forth on Schedule 4.8 have been delivered to Buyer: (i) the most recent plan document and trust agreement (including any amendments thereto and prior plan documents, if amended within the last three years), (ii) the last five years IRS Form 5500 filings and schedules thereto, (iii) the most recent IRS determination letter, (iv) all summary plan descriptions, (v) each written communication to employees intended to describe a plan or any benefit provided in such plans, and (vi) all correspondence with the IRS or Department of Labor concerning any controversy with respect to such plans.

     Each plan listed on Schedule 4.8 is and has been maintained in compliance in all material respects with applicable law, including but not limited to ERISA and the Code and with any other applicable contractual obligations.

     Each plan listed on Schedule 4.8 that is intended to be tax qualified under Code section 401(a) has been determined by the Internal Revenue Service to be exempt from tax under the provisions of Code section 501(a) and, to Seller's and Shareholders' Knowledge, nothing has occurred, including the adoption or failure to adopt any plan amendment, which would adversely affect its qualification or tax-exempt status.

     Except as reflected on Schedule 4.10, there are no pending or, to Seller's or Shareholders' Knowledge, threatened claims, actions or lawsuits, other than routine claims for benefits in the ordinary course, asserted or instituted against (i) any plan or its assets or (ii) any fiduciary with respect to any plan for with Seller, it subsidiaries or affiliates, may be directly liable through indemnification obligations or otherwise.

4.9   Labor Relations.
      ----------------
Seller is (and, at all times, has been) in material compliance with all federal, state, local and other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours. There is (and, at all times, has been) no unfair labor practice, complaint, charge or other matter against or involving employees, former employees or agents of Seller pending or threatened before any Governmental Authority. There is no (and, at all times, has not been) labor strike, dispute, organizing effort, slow down, stoppage or other labor difficulty pending, involving or, to Seller's and Shareholders' Knowledge, threatened, against or affecting the employees, former employees or agents of Seller. No grievance which might have an adverse effect on Seller or on the conduct of the Business nor any arbitration proceeding arising out of or under collective bargaining agreements relating to employees of Seller is pending, and no claim therefor exists. There is (and, at all times, has been) no collective bargaining agreement which is binding on Seller.

4.10   Litigation.
       -----------
Except as set forth on Schedule 4.10, Seller is not (and, at all times, has not been) (i) engaged in, a party to, subject to or, to Seller's and Shareholders' Knowledge, threatened with any claim, legal or equitable action, or other proceeding (whether as plaintiff, defendant or otherwise and regardless of the forum or the nature of the opposing party) which seeks damages, an injunction or other relief against Seller, which action, individually or collectively with such other actions, would have a Material Adverse Effect on the Business or the Purchased Assets; (ii) to Seller's and Shareholders' Knowledge, subject to any unasserted claim, the assertion of which is likely and which, if asserted, will seek damages, an injunction or other relief against Seller which claim individually or collectively with such other unasserted claims if made would have a Material Adverse Effect on the Business or the Purchased Assets; or (iii) a party to or subject to any judgment, order or decree against Seller or the Purchased Assets. There has been no reservation of rights by any insurance carrier, and, to Seller's and Shareholders' Knowledge, no such reservation is threatened, concerning the coverage of Seller with respect to any matter described in this Section 4.10.

4.11  Compliance with Laws.
      ---------------------

(a) Generally. Except as set forth in Schedule 4.11(a) attached hereto, and except with respect to compliance with Environmental Laws which is addressed under Section 4.11(c) below, Seller is in full compliance in all material respects with all applicable laws, rules, regulations including, without limitation, the Health Care Laws (as defined below), ordinances or orders of any court or federal, state, county, municipal or other governmental department, commission, board, bureau, agency or instrumentality, and Seller has not received any notice, written or otherwise, of noncompliance with respect thereto. All financial records, patient records and other documents required to be maintained by Seller have been continuously maintained by Seller for a period of at least five
     (5) years from the date of creation of such document. For purposes of this Agreement, the term "Health Care Laws" shall mean all applicable federal, state or local health care laws, rules and regulations, including without limitation those relating to the payment or receipt of illegal remuneration, including 42 U.S.C. ss. 1320a-7b(b) (the Medicare/Medicaid anti-kickback statute), 42 U.S.C. 1395nn (the Stark Statute), 42 U.S.C. ss. 1320a-7a, 42 U.S.C. ss. 1320a-7b(a), 42 U.S.C. ss. 1320a-7b(c) and any
     applicable state laws governing kickbacks and matters similar to such federal statutes.

(b) Permits. Without limiting the foregoing, except for those failures that would not reasonably be expected to have a Material Adverse Effect: (i) Seller has all material occupancy certificates and other licenses, permits and certificates ("Permits") required in connection with its ownership, possession, use, occupancy or operation of any of the Purchased Assets owned, leased or used by it; (ii) all of the Permits are in full force and effect; (iii) Seller is (and has been) in material compliance with the Permits; and (iv) none of the Permits will be materially affected by, or require the consent of any party by reason of, the transactions contemplated by this Agreement. Schedule 4.11(b) sets forth a complete and accurate listing of all Permits required for the conduct of Seller's business, except for those Permits, the failure of which to obtain, would not reasonably be expected to have a Material Adverse Effect.

(c) Environmental. Except as set forth on Schedule 4.11(c), to Seller's and Shareholders' Knowledge, no person or party (including, but not limited to, any Governmental Authority) has asserted any claim or, to Seller's and Shareholders' Knowledge, has any basis for any action or proceeding against Seller relating to any violation of Environmental Law (as defined below), relating to any existing or prior act, omission, condition or state of facts. To Seller's and Shareholders' Knowledge, Seller has not received oral or written notice of, nor does Seller or Shareholders have reason to believe there is, any existing or pending violation, citation, claim or complaint relating to the business of Seller or any facility now or previously owned or operated by Seller arising under any Environmental Law. For purposes of this Agreement, the term "Environmental Law" means federal, state and local environmental statutes, laws, ordinances, orders, rules, regulations, moratoria, judgments and consent decrees, or any licenses, authorizations, waivers, closures, or approvals required pursuant thereto, relating to human health and the environment, including, without limitation, the Clean Air Act, as amended; the Federal Water Pollution Control Act, as amended; the Safe Drinking Water Act, as amended; the Resource Conservation and Recovery Act, as amended; the Hazardous Material Transportation Act, as amended; the Occupational Safety and Health Act of 1970, as amended; the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended.

4.12   Transactions with Affiliates.
       -----------------------------
Except as disclosed in Schedule 4.12, no Shareholder, officer or director of Seller, nor any "affiliate" or "associate" (as such terms are defined in the rules and regulations of the Securities and Exchange Commission under the Securities Act of 1933, as amended) of any of the foregoing:

(a) has been a party to any lease, sublease, contract, agreement, commitment, understanding or other arrangement of any kind whatsoever, involving any such person and Seller;

(b) owns directly or indirectly, in whole or in part, any property that Seller uses or otherwise has rights in respect of; or

(c) has any cause of action or other claim whatsoever against, or owes any amount to, Seller other than (i) for compensation (including fringe benefits) to officers and employees disclosed pursuant to Section 4.7 and for reimbursement of ordinary and necessary expenses incurred in connection with employment by Seller; and (ii) as otherwise disclosed pursuant to this Agreement.

4.13   Accounts Receivable. Schedule 4.13
       -------------------- -------------
attached hereto sets forth all Accounts Receivable in existence as of March 31, 2004 for Seller and all such Accounts Receivable, notes receivable and claims arising from such date through Closing, represent or will represent, valid claims against the obligors thereof which arose in the ordinary course of business and no entitlements to or claims of offset or reduction have been made or exist except to the extent specifically set forth in Schedule 4.13.

4.14   Commissions.
       ------------
No person, firm or corporation is entitled to any commission or broker's or finder's fee in connection with the transactions contemplated by this Agreement by reason of any act or omission of Seller or Shareholders.

4.15  Generally.
      ----------

(a) No representation or warranty by Seller or Shareholders in this Agreement or in any Exhibit, Schedule or closing certificate furnished or to be furnished to Buyer pursuant to this Agreement or in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact, necessary to make the statements herein or therein not misleading.

(b) As used in this Agreement, the term "Knowledge" shall mean, in the case of each Shareholder, the Shareholder's actual awareness without the duty to investigate beyond what a reasonably prudent shareholder would be expected to discover, and in the case of Seller, the actual awareness of the officers and directors of Seller without a duty to investigate beyond what a reasonably prudent individual would be expected to discover in the course of carrying out the duties of his or her office.


                                   ARTICLE 5
                                   ---------

               REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT
               --------------------------------------------------

            Buyer and Parent hereby jointly and severally represent and warrant to Seller and Shareholders as of the date of this Agreement as follows:

5.1   Status of Buyer.
      ----------------

(a) Corporate Existence and Status. Buyer is a corporation duly incorporated, organized, entitled to conduct business and validly existing in good standing under the laws of the State of Delaware.

(b) Corporate Power. Buyer has the corporate power to own and lease its properties and otherwise to conduct its business.

(c) Qualification. Buyer is qualified to do business as a foreign corporation in each jurisdiction in which the nature of or the manner in which Buyer conducts its business, the character or location of the properties which Buyer owns, leases or uses or the actions or location of Buyer's employees or agents either requires Buyer to be qualified or subjects Buyer to any cost, restriction or penalty for failing to qualify (including assessment of taxes, fees or penalties for prior periods).

(d)  Authorization.

     (i) Buyer has the right, power and authority to enter into this Agreement and the related agreements referred to herein to which it is a party and to consummate the transactions contemplated by, and otherwise to comply with and perform its obligations under, this Agreement and the related agreements referred to herein;

     (ii) The execution and delivery by Buyer of this Agreement and the related agreements referred to herein to which Buyer is a party and the consummation by Buyer of the transactions contemplated by, and other compliance with and performance of its obligations under, this Agreement and the related agreements referred to herein have been duly authorized by all necessary corporate action on the part of Buyer in compliance with governing or applicable agreements, instruments or other documents (including its Articles or Certificate of Incorporation and Bylaws (each as amended)) and applicable law; and

     (iii)Each of this Agreement and the related agreements referred to herein to which Buyer is a party constitutes the valid and binding agreement of Buyer that is enforceable against Buyer in accordance with its terms.

(e) Absence of Violations or Conflicts. The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated by, or other compliance with or performance under, this Agreement and the related agreements referred to herein do not and will not with the passage of time or giving of notice or both:

     (i) constitute a violation of, be in conflict with, constitute a default or require any payment under, permit a termination of, require any consent under, or result in the creation or imposition of any lien, encumbrance or other adverse claim or interest upon any of the properties of Buyer under (A) any material contract, agreement, commitment, undertaking or understanding to which Buyer is a party or to which Buyer or any of its assets or properties are subject or bound, (B) any judgment, decree or order of any governmental authority to which Buyer or any of its properties are subject or bound, (C) any applicable law, or (D) any governing or applicable agreements, instruments or other documents to which Buyer is a party (including Articles or Certificate of Incorporation and Bylaws (each as amended)); or

     (ii) create, or cause the acceleration of the maturity of, any debt, obligation or liability of Buyer.

(f) No Governmental Consents Required. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority on the part of Buyer is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated by, or other compliance with or performance under, this Agreement by Buyer.

5.2   Commissions and Fees.
      ---------------------
Except for A.G. Edwards & Sons, Inc., whose fee will be paid by Parent, no person, firm or corporation is entitled to any commission or broker's or finder's fee in connection with the transactions contemplated by this Agreement by reason of any act or omission of Buyer or Parent.

5.3   Generally.
      ----------
No representation or warranty by Buyer in this Agreement or in any Exhibit, Schedule or closing certificate furnished or to be furnished to Seller pursuant to this Agreement or in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact, necessary to make the statements herein or therein not misleading.

                                   ARTICLE 6
                                   ---------

                               COVENANTS OF SELLER
                               -------------------

6.1   Conduct of Business by Seller.
      ------------------------------
From the date hereof to the Closing Date, except for transactions contemplated by this Agreement or which are expressly approved in writing by Buyer, Seller shall refrain from and Shareholders shall ensure that Seller refrains from:

(a) subjecting any of the Purchased Assets to any lien, encumbrance or other claim of any kind;

(b) modifying, amending, altering or terminating (whether by written or oral agreement, or any manner of action or inaction) any of the Client Contracts or Assumed Contracts; and

(c) taking or permitting any other action that, if taken or permitted immediately prior to the execution of this Agreement, would constitute a breach of or an exception to the representations and warranties in ARTICLE 4 hereof or the covenants in ARTICLE 6 and ARTICLE 7 hereof.

6.2   Affirmative Covenants Relating to Seller and Shareholders.
      ----------------------------------------------------------
From the date hereof to the Closing Date, Seller and Shareholders shall use their reasonable best efforts to ensure that Seller shall:

(a) maintain Seller's property and professional insurance in amounts and with coverage at least as great as the amounts and coverage in effect on the date of this Agreement;

(b) keep in Seller's employ the present officers and key employees, including the professional staff, of Seller to preserve the goodwill of those having business relations with Seller;

(c) maintain the books, accounts and records of Seller in a manner consistent with past practice;

(d) allow, upon the prior consent of Seller, which consent shall not be unreasonably withheld, Buyer and Buyer's employees, attorneys, auditors, accountants and other authorized representatives, free and full access during Seller's normal business hours to the facilities, plants, properties, books, records, documents and correspondence of Seller, including, but not limited to, historical financial information with respect to the Client Contracts and Assumed Contracts and employment records with respect to the Retained Employees, in order that Buyer may have full opportunity to make such investigation as Buyer may desire of the Business; provided, however, that such access shall not unreasonably interfere with the operations of Seller, and any contractual confidentiality requirements between Buyer and Seller or Shareholders existing prior to this Agreement shall remain in full force and effect, as supplemented hereby, except as otherwise required by law (including any required disclosure of the execution of this Agreement);

(e) (i) comply with all applicable law relating to Seller, or to the conduct of the Business, and (ii) conduct such Business in such a manner so that on the Closing Date the representations and warranties contained in this Agreement shall be materially true as though such representations and warranties were made on and as of such date, except for changes permitted or contemplated by the terms of this Agreement;

(f) provide Buyer with prompt written notice of any change in the assets, operations, liabilities, earnings, business or condition (financial or otherwise) of Seller which would have a Material Adverse Effect; and

(g) operate the Business only in the ordinary course with the objective of preserving Seller's business organizations intact, including using its best efforts to retain the services of Seller's present officers and employees and the goodwill of its customers and others having business relations with Seller.

6.3   Consents and Closing Conditions.
      --------------------------------
Seller and Shareholders shall use their reasonable best efforts (a) to obtain such third party and governmental consents, authorizations, approvals, releases and terminations as may be required hereunder, and to take such other actions as may be appropriate in order to fulfill the closing conditions contained in
Section 8.1 hereof, and (b) to cause the representations and warranties of Seller in ARTICLE 4 to be true and correct on and as of the Closing Date.

6.4   Obligations Concerning Employees.
      ---------------------------------

(a) From the date hereof through the Closing Date, Buyer shall have the right upon reasonable notice to Seller during normal business hours and without undue disruption of the operation of the Business, to interview the employees of Seller, perform drug tests on said employees and otherwise conduct hiring procedures with regard to its possible hiring of the employees of Seller. Subject to the satisfactory completion of Buyer's employment screening process, Buyer shall offer employment at Closing to the employees of Seller listed on Schedule 6.4(a) (the "Retained Employees").

(b) On or prior to the Closing Date, at such time as shall be reasonably acceptable to Buyer, Seller shall notify all of the employees of Seller that the assets of Seller are being sold to Buyer, that the Retained Employees will be offered employment by Buyer, and that any decisions by Buyer regarding its hiring procedures or the hiring of Seller's employees will be communicated to the employees by Buyer.

(c) As soon as practicable after the Closing Date, Seller shall issue to all employees of Seller as of the Closing Date payroll checks, for all earned salary, wages, incentive bonuses, accrued sick pay, vacation or paid time off and other compensation and benefits (net of usual withholdings) owed or accruing to such employees for their services rendered through 11:59 p.m. on the Closing Date.

(d) Seller shall comply with all provisions of federal and state law relating to the continuation of health insurance benefits for terminated employees. Seller shall be responsible for providing Worker Adjustment and Retraining Notification Act, 29 U.S.C. ss. 2101 et. seq. ("WARN Act") notices, if and to the extent required, in connection with any terminations of Seller's employees effected pursuant to this Agreement, and shall be solely responsible for, and will, hold Buyer harmless from, any WARN Act liability arising as a result of any employee termination(s) occurring on or after the Closing Date.

6.5   Negotiations with Others.
      -------------------------
During the period from the date of this Agreement to the Closing Date, or until such date as this Agreement may be terminated in accordance with its terms, neither Seller nor any of Seller's members, managers, officers, counsel, accountants, auditors or other agents retained by or acting on behalf of Seller, will (i) seek, solicit, initiate, encourage or otherwise facilitate (including by way of furnishing information) the submission of inquiries, proposals or offers from any corporation, partnership, person or other entity or group (other than Buyer) relating to the possible acquisition of stock or equity interests of Seller or the possible purchase of all or substantially all of the Purchased Assets, or any tender or exchange offer, merger, reverse merger, consolidation, business combination, recapitalization, spin-off, liquidation, dissolution, or similar transaction involving, directly or indirectly, Seller (each an "Acquisition Proposal"), (ii) enter into, participate or cooperate in or consider or pursue any discussions or negotiations regarding or that reasonably may be expected to lead to an Acquisition Proposal or furnish to any person or entity information concerning Seller for purposes of facilitating any Acquisition Proposal, or (iii) otherwise solicit or cooperate in any way with, or assist, participate in, facilitate or encourage any effort or attempt by any person to make or enter into an Acquisition Proposal. Seller shall notify Buyer in writing within 24 hours following receipt of any unsolicited Acquisition Proposal or request for information from any third party. Such written notification shall describe in reasonable detail any such occurrence and identify the person or persons involved.

6.6   Employment Agreements.
      ----------------------
John H. Short, Ph.D. shall enter into a Termination Compensation Agreement with Parent on or before the Closing Date, such agreement to be in substantially the form set forth as Exhibit C hereto and incorporated herein by reference (the "Short Employment Agreement"). Each other Shareholder and each associate partner of Seller shall enter into an Employment Agreement with Buyer on the Closing Date in substantially the form set forth as Exhibit D hereto and incorporated herein by reference (the "Phase 2 Employment Agreements").

6.7   Disposition of Performance Bonus Pursuant to Consulting Agreement.
      ------------------------------------------------------------------
Seller and Shareholders, on the one hand, and Parent and Buyer, on the other, agree that after the Closing Date, the performance bonus due Seller under that certain letter agreement for consulting services effective as of June 3, 2003 by and between Seller and Parent (the "Consulting Letter") for the first quarter 2004, if any, shall be computed and paid to Shareholders by Parent as soon as practicable after such computation. No performance bonuses for any period subsequent to the first quarter of 2004 shall be computed or paid to Seller or Shareholders.


                                   ARTICLE 7
                                   ---------

                         COVENANTS REGARDING TAX MATTERS
                         -------------------------------

7.1   Returns and Payment of Taxes.
      -----------------------------
Each party shall be responsible for filing Forms W-2 with respect to the 2004 taxable year in accordance with the "Standard Procedure" described in Rev. Proc. 96-60, 1996-2.C.B. 399. The responsibility for all other information Returns shall be allocated similarly. Seller shall be responsible for payment of any sales or use tax liability or other Taxes resulting from the sale of the Purchased Assets as contemplated by this Agreement.

7.2   Cooperation and Records Retention.
      ----------------------------------
Seller shall cause its accountants and other representatives to provide to Buyer on a timely basis the information (including but not limited to all work papers and records relating to Seller) that Seller or its accountants or other representatives have within their control and that may be reasonably necessary in connection with the preparation of any and all Returns required to be filed by Buyer or any other examination by any taxing authority or administrative proceeding relating to Taxes. Seller agrees that it will cooperate with Buyer, its accountants and its other representatives, in a prompt and timely manner, in connection with the preparation and filing of any and all Returns required to be filed by Buyer or any other examination by any taxing authority or administrative proceeding relating to Taxes. Seller and Buyer shall retain or cause to be retained, until the applicable statutes of limitations (including any extensions and carryovers) have expired, copies of all Returns for all tax periods beginning before the Closing Date, together with supporting work schedules and other records or information that may be relevant to such Returns.

7.3   Employee Benefit Plans.
      -----------------------

(a)  401(k) Plan.  The parties agree as follows with respect to the 401(k) Plan:
     (i) Buyer shall (A) assume sponsorship of the 401(k) Plan effective as of the Closing Date, (B) continue the 401(k) Plan for the maximum period permitted under Code section 410(b)(6)(C), and (C) fund the 401(k) Plan on substantially the same terms as past practice; provided, however, in no event shall the 401(k) Plan be operated in a manner that would cause the 401(k) Plan to lose its tax-qualified status; (ii) the 401(k) Plan shall be amended to provide that (A) Seller shall make a contribution to the 401(k) Plan for all eligible employees of Seller who are employed by Seller as of the day immediately preceding the Closing Date based on such eligible employee's compensation paid during the current plan year up to and including the day immediately prior to the Closing Date, (B) Buyer shall make a contribution to the 401(k) Plan for all eligible employees of Seller who are employed by Buyer as of December 31, 2004 based on the compensation of such eligible employees from the Closing Date up to and including December 31, 2004; provided, however, that the aggregate contribution for any participant for the plan years commencing on January 1, 2004 and ending on December 31, 2005 shall be substantially the same as past practice, (C) this transaction does not constitute a severance of employment and will not permit participants to receive a distribution from the 401(k) Plan, and (D) any other modifications deemed necessary by Buyer or required by the IRS to maintain the 401(k) Plan's tax-qualified status.

(b) Health Plan. Subject to the consent of the insurance company providing benefits under the Health Plan, Buyer agrees to assume sponsorship of the Health Plan and to continue its coverage for the plan year after the current plan year, provided that the costs to Parent increase at no greater rate than the costs associated with Parent's other health care plans.


                                   ARTICLE 8
                                   ---------

                             CONDITIONS TO CLOSING
                             ---------------------

8.1   Buyer's Conditions to Closing.
      ------------------------------

The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment to Buyer's reasonable satisfaction of each of the following conditions on or prior to the Closing Date:

(a) Continued Truth of Warranties. The representations and warranties of each of Seller and Shareholders contained herein shall be true in all respects on and as of the Closing Date with the same force and effect as though made as of such date, except for any variations permitted by this Agreement.

(b) Performance of Covenants. Each of Seller and Shareholders shall have performed in all respects all covenants and obligations and complied in all respects with all conditions required by this Agreement to be performed or complied with by it and them on or prior to the Closing Date.

(c) No Material Adverse Effect. There shall have been no change in the assets, operations, liabilities, earnings, business or condition (financial or otherwise) of Seller having a Material Adverse Effect on the Purchased Assets or the Business since the date of the Reference Balance Sheet.

(d) Permits and Consents. The parties hereto shall have secured all appropriate orders, consents, approvals and clearances, in form and substance satisfactory to Buyer, by and from all third parties reasonably requested by Buyer, including but not limited to governmental authorities, whose order, consent and approval or clearance is required by contract or applicable law for the consummation of the transactions herein contemplated.

(e) Action or Proceeding. No action or proceeding before a court of any other governmental agency or body shall have been instituted or threatened which would restrain or prohibit the transactions contemplated by this Agreement.

(f) Fairness Opinion. The disinterested members of the Parent's Board of Directors shall have received a written opinion from their financial advisor for the asset purchase transaction contemplated in this Agreement, A.G. Edwards & Sons, Inc., to the effect that the consideration paid in such transaction is fair to Parent from a financial point of view.

(g) Closing Documents. Each of Seller and Shareholders shall have delivered all documents required to be delivered by it or them at the Closing, as more specifically set forth in ARTICLE 9, in each case in form and substance satisfactory to Buyer.

8.2   Seller's and Shareholders' Conditions to Closing.
      -------------------------------------------------
The obligations of Seller and Shareholders to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment to Seller's and Shareholders' reasonable satisfaction of the following conditions on or prior to the Closing Date:

(a) Continued Truth of Warranties. The representations and warranties of Buyer herein contained shall be true in all material respects on and as of the Closing Date with the same force and effect as though made as of such date, except for any variations permitted by this Agreement.

(b) Performance of Covenants. Buyer shall have performed in all material respects all covenants and obligations and complied in all material respects with all conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Permits and Consents. The parties hereto shall have secured all appropriate orders, consents, approvals and clearances, in form and substance reasonably satisfactory to Seller and Shareholders, by and from all third parties, including but not limited to governmental authorities, whose order, consent, approval or clearance is required by contract or applicable law for the consummation of the transactions herein contemplated.

(d) Action or Proceeding. No action or proceeding before a court of any governmental agency or body shall have been instituted or threatened which would restrain or prohibit the transactions contemplated by this Agreement.

(e) Closing Documents. Buyer shall have delivered the Purchase Price and all documents required to be delivered by it at the Closing, as more specifically set forth in ARTICLE 9, in form and substance reasonably satisfactory to each of Seller and Shareholders.

                                   ARTICLE 9
                                   ---------

                      DOCUMENTS TO BE DELIVERED AT CLOSING
                      ------------------------------------

9.1   Documents to be Delivered by Seller.  At the Closing, Seller shall:
      ------------------------------------
(a) Execute and deliver to Buyer any and all instruments of sale, assignment and transfer and other documents reasonably requested by Buyer in order to effect the transfer of the Purchased Assets to Buyer, to effect the assumption of the Assumed Liabilities by Buyer or otherwise to facilitate the transactions contemplated hereby;

(b) Deliver to Buyer a certificate of incumbency and copies of the resolutions adopted by the board of directors of Seller and Shareholders, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, duly certified as of the Closing Date by the Secretary of Seller;

(c) Deliver to Buyer a certificate of Seller, dated as of the Closing Date, to the effect that the representations and warranties of Seller and Shareholders as contained in ARTICLE 4 of this Agreement are true and correct as of such Closing Date, and that the covenants of Seller as contained in ARTICLE 6 and ARTICLE 7 of this Agreement required to be performed or complied with on or prior to the Closing Date have been so performed or complied with;

(d) Deliver to Buyer a certificate of good standing or its equivalent, dated not more than ten (10) days prior to the Closing Date, attesting to the good standing of Seller as a corporation under the laws of the State of Utah;

(e) To the extent any assignments, consents or approvals shall be necessary to any of the transactions herein contemplated, including but not limited to the transfer of the Contracts from Seller to Buyer, deliver to Buyer copies of all such assignments, consents or approvals; and

(f) Deliver to Buyer the definitive Short Employment Agreement and the Phase 2 Employment Agreements duly executed by all parties thereto.

9.2   Documents to be Delivered by Buyer.  At the Closing, Buyer shall:
      ----------------------------------
(a) Execute and deliver to Seller any and all documents identified in Section 9.1(a), to the extent appropriate in order to effect the transactions contemplated hereby;

(b) Deliver to Seller a certificate of Buyer, dated as of the Closing Date, to the effect that the representations and warranties of Buyer as contained in
     ARTICLE 5 of this Agreement are true and correct as of such Closing Date;

(c) To the extent any consents or approvals shall be necessary to any of the transactions herein contemplated, Buyer shall deliver to Seller upon request copies of all such consents or approvals as obtained by Buyer;

(d)  Deliver to Seller the Purchase Price;

(e) Deliver to Seller the definitive Short Employment Agreement and the Phase 2 Employment Agreements duly executed by all parties thereto.

                                   ARTICLE 10
                                   ----------

                                 INDEMNIFICATION
                                 ---------------

10.1   Indemnification of Buyer.
       -------------------------
Subject to the provisions of this Article 10, by execution of this Agreement, Shareholders hereby acknowledge that each Shareholder shall jointly and severally indemnify Buyer and its officers, directors, employees, agents, representatives, affiliates, successors and assigns (collectively, the "Buyer Parties") and hold each of them harmless from and against and pay on behalf of or reimburse such Buyer Parties in respect of the following:

(a) any and all loss, liability or damage (including judgments and settlement payments) (a "Loss"), incurred by Buyer incident to, arising in connection with or resulting from any misrepresentation, breach, nonperformance or inaccuracy of any representation, warranty or covenant of Seller or Shareholders made or contained in this Agreement or in any Exhibit, Schedule, certificate or other document executed and delivered to Buyer by Shareholders or by or on behalf of Seller under or pursuant to this Agreement or the transactions contemplated herein;

(b)  any Excluded Liability;

(c) any and all reasonable costs and expenses and all other Losses incurred in claiming, contesting or remedying any breach, misrepresentation, nonperformance or inaccuracy described in this Section 10.1, or in enforcing the Buyer Parties' rights to indemnification hereunder, including, by way of illustration and not limitation, all reasonable legal and accounting fees, other reasonable professional expenses and all filing fees and reasonable collection costs incident thereto and all such reasonable fees, costs and expenses incurred in defending claims which, if successfully prosecuted, would have resulted in a Loss.

Buyer's remedy for any indemnification of Losses hereunder may be satisfied by proceeding against one or more of the Shareholders individually for all or any portion of such Loss. Notwithstanding the preceding sentence, Buyer agrees to use commercially reasonably efforts to pursue its remedies against each of the Shareholders individually in a manner consistent with the amount of the Purchase Price distributed to each Shareholder by Seller hereunder.

10.2   Indemnification of Shareholders.
       --------------------------------
Subject to the provisions of this Article 10, by execution of this Agreement, Buyer hereby acknowledges that Buyer shall indemnify each Shareholder and each of their respective agents, representatives, affiliates, successors and assigns (collectively, the "Seller Parties") and hold each of them harmless from and against and pay on behalf of or reimburse such Seller Parties in respect of the following

(a)  any and all  Losses  incurred  by  Shareholders  incident  to,  arising  in connection with or resulting from any misrepresentation, breach, nonperformance or inaccuracy of any representation, warranty or covenant by Buyer made or contained in this Agreement or in any Exhibit, Schedule, certificate or other document executed and delivered to Shareholders by Buyer;

(b)  the Assumed Liabilities;

(c) any liability or obligation relating to the Business or Purchased Assets arising out of any event or occurrence arising after the Closing Date; and

(d) any and all reasonable costs and expenses and all Losses incurred in claiming, contesting or remedying any breach, misrepresentation, nonperformance or inaccuracy described in this Section 10.2, or in enforcing the Seller Parties' rights to indemnification hereunder, including, by way of illustration and not limitation, all reasonable legal and accounting fees, other reasonable professional expenses and all filing fees and reasonable collection costs incident thereto and all such reasonable fees, costs and expenses incurred in defending claims which, if successfully prosecuted, would have resulted in a Loss.

10.3  Notice of and Procedures for Collecting Indemnification.
      -------------------------------------------------------

(a) Initial Claim Notice. When either Buyer, on the one hand, or Shareholders, on the other hand, becomes aware of a situation which may result in damages for which it or they would be entitled to be indemnified hereunder, Buyer, on the one hand, or Shareholders, on the other (the "Indemnitee") shall submit promptly a written notice (the "Initial Claim Notice") to the other party from which indemnification may be forthcoming pursuant to Section
     10.1 or 10.2 (the "Indemnitor") to such effect after first becoming aware of such matter and shall furnish the Indemnitor with such information as is available demonstrating a right or possible right to receive indemnity. If the potential claim is predicated on, or later results in, the filing by a third party of any action at law or in equity (a "Third Party Claim"), the Indemnitee shall provide promptly to the Indemnitor a supplemental Initial Claim Notice not later than twenty (20) calendar days prior to the date on which a responsive pleading must be filed, and shall also furnish a copy of such claim (if made in writing) and of all documents received from the third party in support of such claim. In addition, each Initial Claim Notice shall name, when known, the person or persons making the assertions which are the basis for such claim. Failure by the Indemnitee to deliver an Initial Claim Notice or an update thereof in a timely manner shall not relieve the Indemnitor of any of its obligations under this Agreement except to the extent of actual and material prejudice to the Indemnitor.

(b) Rights of Indemnitor. If, prior to the expiration of 30 calendar days from the mailing of an Initial Claim Notice (the "Claim Answer Period"), the Indemnitor shall request in writing that such claim not be paid, the same shall not be paid, and the Indemnitor shall settle, compromise or litigate in good faith such claim, and employ attorneys of its choice to do so; provided, however, that Indemnitee shall not be required to refrain from paying any claim which has matured by court judgment or decree, unless appeal is taken therefrom and proper appeal bond posted by the Indemnitor, nor shall it be required to refrain from paying any claim where such action would result in the foreclosure of a lien upon any of its assets or a default in a lease or other contract except a lease or other contract which is the subject of the dispute. The Indemnitee shall cooperate fully to make available to the Indemnitor and its attorneys, representatives and agents, all pertinent information under its control. The Indemnitee shall have the right to elect to settle or compromise all other contested claims with respect to which the Indemnitor has not, within the Claim Answer Period, acknowledged in writing (i) liability therefor, and (ii) its election to assume full responsibility for the settlement, compromise, litigation and payment of such claim.

(c) Final Claims Statement. At such time as damages for which the Indemnitor is liable hereunder are incurred by Indemnitee by actual payment thereof or by entry of a final judgment, the Indemnitee shall forward a Final Claims Statement to the Indemnitor setting forth the amount of such damages in reasonable detail on an itemized basis. The Indemnitee shall supplement the Final Claims Statement with such supporting proof of loss (e.g. vouchers, canceled checks, accounting summaries, judgments, settlement agreement, etc.) as the Indemnitor may reasonably request in writing within thirty
     (30) calendar days after receipt by Indemnitor of a Final Claims Statement. All amounts reflected on Final Claims Statements shall be paid promptly by the Indemnitor to the Indemnitee and the Indemnitee shall have the right to immediate payment of proceeds from insurance policies paid to Indemnitor in connection with the claim for which the indemnification right arose.

10.4   Payment of Claims for Indemnification.
       --------------------------------------
Any amounts payable to Buyer Parties pursuant to the provisions of Section 10.1 shall be the responsibility of Shareholders. Any additional amounts shall be paid promptly upon notice of Buyer to Shareholders of incurrence of such loss, liability, cost, expense or damage and an explanation of the losses for Buyer's demand for indemnification under Article 10 of this Agreement. Any amounts payable to Seller Parties pursuant to the provisions of Section 10.2 of this Agreement shall be the responsibility of Buyer and shall be paid promptly upon notice of Shareholders to Buyer of incurrence of such loss, liability, cost, expense or damage and an explanation of the losses for Shareholders' demand for indemnification under Section 10.2 of this Agreement.

10.5   Exclusive Remedy.
       -----------------
The sole and exclusive remedy of the Buyer Parties and the Seller Parties hereunder, under the Agreement or otherwise in connection with the transactions contemplated hereby will be restricted to the indemnification rights set forth in this Article 10.

10.6   Certain Limitations.
       --------------------

(a) The representations and warranties contained in Sections 4.3 (Taxes), 4.8 (Employee And Fringe Benefits), and 4.11(a) and (c) (Compliance with Laws) shall survive until ninety (90) days after the expiration of the statute of limitations period applicable thereto. The representations and warranties contained in Sections 4.1 (Status of Seller), 4.14 (Commissions), 5.1 (Status of Buyer) and 5.2 (Commissions and Fees) shall survive indefinitely. There shall be no time limitations on claims for indemnity based upon the payment by the party seeking indemnification of any Excluded Liability or Assumed Liability that is the obligation of the other party under this Agreement. All other representations and warranties, covenants and agreements contained in this Agreement shall survive until the first anniversary of the Closing Date provided that any representation, warranty, covenant or agreement with respect to which indemnity may be sought under this Article 10 shall survive the time that it would otherwise terminate if notice of the breach thereof giving rise to the right to indemnity shall have been given to the party against which indemnity is sought prior to such date.

(b) No damages shall be recoverable by the Seller Parties or Buyer Parties pursuant to the provisions of this Article 10, and no claim therefor will be asserted for any purpose whatsoever hereunder, unless the amount of the Seller Parties' or Buyer Parties', as the case may be, damages equals at least Fifty Thousand and 00/100 Dollars ($50,000.00) in the aggregate but upon exceeding Fifty Thousand and 00/100 Dollars ($50,000.00) in the aggregate, the party seeking indemnification shall be entitled to be indemnified from the first dollar.

(c) The aggregate amount of damages recoverable pursuant to this Article 10 for breaches of representations and warranties will be limited to One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00). Such limitation shall not apply to claims for indemnity based upon the payment by the party seeking indemnification of any Excluded Liability or Assumed Liability that is the obligation of the other party under this Agreement or to any claim in which the party seeking indemnification has established fraud and/or intentional misrepresentation.

(d) The amount which any Indemnitor is or may be required to pay any Indemnitee pursuant to this Article 10 shall be reduced by any insurance proceeds or other amounts actually recovered by or on behalf of such Indemnitee in reduction of the related Loss. If an Indemnitee shall have received the payment required by this Agreement from an Indemnitor in respect of a Loss and shall subsequently actually receive insurance proceeds or other amounts in respect of such Loss, then such Indemnitee shall pay to such Indemnitor a sum equal to the amount of such insurance proceeds or other amounts actually received (net of any expenses in obtaining the same).

                                   ARTICLE 11
                                   ----------

                                  MISCELLANEOUS
                                  -------------

11.1   Notices.
       --------
Any notices or other communications required or permitted hereunder to any party hereto shall be sufficiently given if delivered in person or sent by certified or registered mail, postage prepaid, addressed as follows:

                  In the case of Buyer:

                        RehabCare Group, Inc.
                        7733 Forsyth Boulevard, Suite 2300
                        St. Louis, Missouri  63105
                        Attn: H. Edwin Trusheim, Chairman of the Board

                  With a copy to:

                        Thompson Coburn LLP
                        One US Bank Plaza
                        St. Louis, Missouri  63101
                        Attn: Robert M. LaRose, Esq.

                  In the case of Seller and Shareholders:

                        Phase 2 Consulting, Inc.
                        2120 South 2100 East, 3rd Floor
                        Salt Lake City, Utah 84101
                  Attn: John H. Short, Ph.D., Managing Director

                  With a copy to:

                        Jones, Waldo, Holbrook & McDonough
                        170 South Main Street, Suite 1500
                        Salt Lake City, Utah 84101
                        Attn: Bruce E. Babcock, Esq.

or such substituted address as any party shall have given notice to the others in writing in the manner set forth in this Section 11.1.

11.2   Amendment.
       ----------
This Agreement may be amended or modified in whole or in part only by an agreement in writing executed by all parties hereto and making specific reference to this Agreement.

11.3   Waiver; Investigation.
       ----------------------
The parties hereto may, by written agreement: (a) extend the time for the performance of any of the obligations or other acts of the parties hereto; (b) waive any inaccuracies in the representations contained in this Agreement; (c) waive compliance with, or modify, any of the covenants or conditions contained in this Agreement; and (d) waive or modify performance of any of the obligations of any of the parties hereto; provided, however, that no such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall operate as a waiver of, or an estoppel with respect to, any subsequent insistence upon such strict compliance other than with respect to the matter so waived or modified. Buyer acknowledges that its officers, employees and authorized representatives and agents have been given an opportunity to examine the agreements, instruments, documents and other information relating to Seller that they have requested to examine. Any inspection, preparation, or compilation of information or Schedules, or audit of the receivables, payables, properties, financial condition, or other matters relating to Seller conducted by or on behalf of Buyer pursuant to this Agreement shall in no way limit, affect, or impair the ability of Buyer to rely upon the representations, warranties, covenants, and agreements of Seller set forth herein or seek indemnification for any matter as set forth in ARTICLE 10 hereof.

11.4   Termination.
       ------------
This Agreement may be terminated by the parties hereto prior to Closing as follows:

(a)  by mutual written consent of Buyer, Seller and Shareholders;

(b) upon written notice from Buyer to Seller and Shareholders if any of the conditions precedent to Buyer's obligations hereunder shall have become incapable of fulfillment through no fault of Buyer;

(c) upon written notice from Shareholders to Buyer if any of the conditions precedent to Seller's or Shareholders' obligations hereunder shall have become incapable of fulfillment through no fault of Seller or Shareholders, as the case may be;

(d) by Buyer, on the one hand, or Seller and Shareholders, on the other hand, in the event of a breach by the other party to this Agreement of any representation, warranty or agreement contained herein, which breach is not cured to the reasonable satisfaction of the non-breaching party within fifteen (15) business days after written notice thereof is given to the breaching party by the non-breaching party or is not waived by the non-breaching party during such period; or

(e) at the election of Buyer or Seller and Shareholders if the Closing has not occurred on or prior to June 30 2004.

In the event of such termination as provided above, this Agreement shall forthwith terminate and there shall be no liability on the part of any of Shareholders, Seller or Buyer or their respective officers and directors, except for liabilities arising from a breach of this Agreement prior to such termination; provided, however, that the provisions of the confidentiality agreement between the parties shall continue in full force and effect.

11.5   Counterparts.
       -------------
This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

11.6   Binding on Successors and Assigns.
       ----------------------------------
This Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the parties hereto and their respective successors and assigns in accordance with the terms hereof. No party hereto may assign its interest under this Agreement without the prior written consent of the other parties hereto; provided, however, that Buyer may assign its interest herein to any affiliate or subsidiary of Buyer without obtaining the prior consent of Seller or Shareholders.

11.7   Severability.
       -------------
In the event that any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement and any other application thereof shall not in any way be affected or impaired thereby; provided, however, that to the extent permitted by applicable law, any invalid, illegal, or unenforceable provision may be considered for the purpose of determining the intent of the parties in connection with the other provisions of this Agreement.

11.8   Headings.
       ---------
The headings in the sections and subsections of this Agreement and in the Schedules are inserted for convenience only and in no way alter, amend, modify, limit or restrict the contractual obligations of the parties.

11.9   Expenses of Litigation.
       -----------------------
In the event of any litigation arising from the breach of this Agreement, the prevailing party in such litigation shall be entitled to recover reasonable attorneys' fees and costs, including appeals.

11.10   List of Exhibits and Schedules.
        -------------------------------
As mentioned in this Agreement, there are attached hereto or delivered herewith, the following Exhibits and Schedules:

                                    EXHIBITS
                                    --------
                                                         Section
  Exhibit            Document                           Reference
  -------            --------                           ---------

     A               Articles of Incorporation            4.1(b)
     B               Bylaws                               4.1(b)
     C               Short Employment Agreement           6.6 and 9.1(f)
     D               Phase 2 Employment Agreements        6.6 and 9.1(f)

                                    SCHEDULES
                                    ---------
  Schedule
     No.             Schedule Caption
  --------           ----------------

   1.1(a)(i)         Client Accounts and Contracts
   1.1(a)(ii)        Leases
   1.1(a)(iii)       Personal Property
   1.1(a)(iv)        Assumed Contracts
   1.1(a)(vi)        Intellectual Property
   1.3               Balance Sheet
   4.1(e)            Foreign Qualifications
   4.1(g)            Violations or Conflicts
   4.2               Seller Financial Statements

   4.3(b)            Tax Matters
   4.4(a)            Title to Purchased Assets
   4.4(b)            Leases
   4.4(c)            Adequacy
   4.5               Exceptions to Intellectual Property
   4.6(a)            Indebtedness
   4.6(b)            Client Account Notices
   4.6(c)            Insurance
   4.6(d)            Status
   4.7               Officers and Directors
   4.8               Employee and Fringe Benefit Plans
   4.10              Litigation
   4.11(a)           Compliance with Laws
   4.11(b)           Permits
   4.11(c)           Environmental
   4.12              Transactions With Affiliates
   4.13              Accounts Receivable
   6.4(a)            Retained Employees

Each of the foregoing Exhibits and Schedules is incorporated herein by this reference and expressly made a part hereof.

11.11   Expenses.
        ---------
Each of the parties hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated, including, but not limited to, legal and accounting fees and expenses.

11.12   Further Assurances and Cooperation.
        -----------------------------------
Seller and Shareholders shall execute, acknowledge and deliver to Buyer any and all other assignments, consents, approvals, conveyances, assurances, documents and instruments reasonably requested by Buyer at any time and shall take any and all other actions reasonably requested by Buyer at any time for the purpose of more effectively assigning, transferring, granting, conveying and confirming to Buyer, the Purchased Assets. After consummation of the transactions contemplated herein, the parties agree to cooperate with each other in regard to all matters arising from the purchase by Buyer of the Purchased Assets.

11.13   Confidentiality and Publicity.
        ------------------------------
The parties hereto shall hold in confidence the information contained in this Agreement and all information related to this Agreement, which is not otherwise known to the public, shall be held by each party hereto as confidential and proprietary information and shall not be disclosed without the prior written consent of the other parties. Accordingly, Buyer and Shareholders shall not discuss with, or provide nonpublic information to, any third party (except for such party's attorneys, accountants, directors of an affiliate of any party hereto, and other consultants and professional advisors) concerning this transaction prior to the Closing, except: (i) as required in governmental filings, securities filing or judicial, administrative or arbitration proceedings; or (ii) pursuant to public announcements made with the prior written approval of Shareholders and Buyer.

11.14   Fair Meaning.
        -------------
This Agreement shall be construed according to its fair meaning and as if prepared by all parties hereto.

11.15   Gender and Number and Construction.
        -----------------------------------
All references to the neuter gender shall include the feminine or masculine gender and vice versa, where applicable, and all references to the singular shall include the plural and vice versa, where applicable. Unless otherwise expressly provided, the word "including" followed by a listing does not limit the preceding words or terms and shall mean "including, without limitation."

11.16   Tax Effect.
        -----------
Neither of the parties (nor such party's counsel or accountants) has made or is making any representations to any other party (nor such party's counsel or accountant) concerning any of the tax effects of the transactions provided for in this Agreement and each party hereto represents that it has obtained, or may obtain, independent tax advice with respect thereto and upon which it, if so obtained, has solely relied.

11.17   Time is of the Essence.
        -----------------------
Time is of the essence for all dates and time periods set forth in this Agreement and each performance called for in this Agreement.

11.18   Entire Agreement.
        -----------------
All prior negotiations and agreements among the parties hereto are superseded by this Agreement, and there are no representations, warranties, understandings or agreements other than those expressly set forth herein or in an Exhibit or Schedule delivered pursuant hereto, except as modified in writing concurrently herewith or subsequent hereto.

11.19   Governing Law.
        --------------
This Agreement shall be governed by and construed and interpreted according to the laws of the State of Missouri, determined without reference to conflicts of law principles. To the extent permitted by law, each of the parties hereto hereby irrevocably submits to the jurisdiction of any Missouri state court or United States federal court, in either case sitting in Missouri over any suit, action or other proceeding brought by any party arising out of or relating to this Agreement, and each of the parties hereto irrevocably agrees that all claims with respect to any such suit, action or other proceeding shall be heard and determined in such courts.


                  [Remainder of page intentionally left blank.]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives on the day and year first above written.

Buyer:                                   Seller:

PHASE 2 CONSULTING, INC.                 PHASE 2 CONSULTING, INC.



By /s/ Vincent L. Germanese              By /s/ John H. Short, Ph.D.
  ----------------------------------       ------------------------------------
    Vincent L. Germanese                      John H. Short, Ph.D.
                                              President

Parent:                                  Shareholders:

                                         /s/ John H. Short, Ph.D.
REHABCARE GROUP, INC.                    --------------------------------------
                                         John H. Short, Ph.D.


By /s/ H. Edwin Trusheim                 /s/ Peter F. Singer
  ----------------------------------     --------------------------------------
    H. Edwin Trusheim                    Peter F. Singer
    Chairman of the Board
                                         /s/ Howard W. Salmon
                                         --------------------------------------
                                         Howard W. Salmon

                                    Exhibit A

                            Articles of Incorporation

                                    Exhibit B

                                     Bylaws

                                    Exhibit C

                           Short Employment Agreement

                                    Exhibit D

                         Phase 2 Employment Agreements